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                                                                 EXHIBIT (d)(7)

                        ACCIDENTAL DEATH BENEFIT RIDER

AMERICAN GENERAL LIFE INSURANCE COMPANY has issued this rider as a part of the policy to which it is attached.

Accidental Death Benefit. We will pay the amount of the Accidental Death Benefit shown on page 3 of the policy upon receipt of due proof that:

1. The death of the Insured resulted, directly and independently of all other causes, from an accidental bodily injury; and

2. Such death was evidenced by a visible bruise or wound on the outside of the body (except in the case of drowning or internal injuries revealed by an autopsy); and

3.  Such death occurred while this rider was in force; and

4.  Such death occurred within 90 days from the date of such injury; and

5. Such death did not result from any of the "Risks Not Assumed" as shown in this rider.

We will pay double the amount of the Accidental Death Benefit shown on page 3 if such death was the result of an injury sustained while a passenger in a public conveyance being operated for hire by a common carrier.

Any amount payable under this rider will be in addition to any other amount payable under the policy. Any benefit under this rider will be paid in one sum to the beneficiary unless the Owner of the policy specifies otherwise.

Risks Not Assumed. The Accidental Death Benefit provided by this rider will not be payable if the Insured's death:

1. Occurs, or results from an injury sustained while the Insured is in military service for any country at war while outside of:

    a.  The United States of America;

    b.  Puerto Rico;

    c.  The Virgin Islands;

    d.  Guam;

    e.  Canada;

2.  Results directly or indirectly from any of the following causes:

    a. Insurrection, war, or any act of war, whether or not the Insured is in military service;

    b.  Engaging in a riot;

    c.  Suicide, or any attempt at suicide, whether sane or insane;

    d. Physical or mental illness, disease or infirmity of any kind, even though the proximate or precipitating cause of death is accidental bodily injury;

    e.  Committing or attempting to commit an assault or felony;

    f.  Voluntarily or otherwise;

        (1) Inhaling gas except in the course of the Insured's occupation; or

        (2) Taking of any poison; or

        (3) Taking of any drug, medication or sedative unless taken as prescribed by a physician;

    g.  Operating, riding in or descending from any kind of aircraft if the
        Insured:

        (1) Is a pilot, officer or member of the crew; or

        (2) Is giving or receiving any kind of training or instruction; or

        (3) Has any duties aboard such aircraft; or

        (4) Is being flown for the purpose of descent from such aircraft while in flight.

Whenever used in this rider, the terms "country", "war" and "military service" will be defined as follows:

          Country: Any government or any coalition of countries or governments through an international organization or otherwise.

          War: Declared or undeclared war or any conflict between the armed forces of countries.

          Military Service: Service in military, naval or air forces.

Right of Autopsy: We will have the right to examine the body of the Insured and to make an autopsy unless prohibited by law.

Termination. This rider will terminate:

1.  On the policy anniversary nearest the Insured's 70th birthday; or

2.  Upon termination of the policy; or

3. When any premium on the policy or this rider is in default beyond the end of the grace period; or

4.  On the due date of any premium by written request of the Owner.

Consideration. The consideration for this rider is the application for the policy and this rider and payment of an additional premium. The additional premium for this rider (shown on page 3) will be deducted monthly from the cash value of the policy.

Policy Provisions Applicable. This rider is subject to all the conditions and provisions of the policy to which it is attached except as otherwise provided.

  The Date of Issue of this rider is the Date of Issue of the policy unless a later date is shown here.

                                                     MATTHEW E. WINTER

                                                         President

82012                       ACCIDENTAL DEATH BENEFIT RIDER